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Exhibit 99(a)(5)(vi)

SUPPLEMENT TO
OFFER TO PURCHASE FOR CASH
UP TO 1,058,823 SHARES OF ITS COMMON STOCK AT $4.25 PER SHARE
BY ADVANCED NUTRACEUTICALS, INC.

        Advanced Nutraceuticals, Inc., a Texas corporation (the "Company"), supplements and amends its Offer to Purchase dated July 26, 2005 (the "Offer to Purchase") regarding the Company's offer to purchase up to 1,058,823 shares of its Common Stock, par value $0.01 per share (the "Shares"), at a price of $4.25 per Share, upon the terms and subject to the conditions described in the Offer to Purchase.

        1.     The section of the Offer to Purchase captioned "Withdrawal Rights" is hereby amended by deleting the first sentence of the first paragraph of the section and replacing it with the following:

        Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, if not yet accepted for payment, after the expiration of 40 business days from the commencement of the tender offer.

        2.     The section of the Offer to Purchase captioned "Conditions of the Tender Offer" is hereby amended by deleting paragraphs (1), (2), (3) and (7) of this section in their entirety and replacing them with the following paragraphs, respectively:

  (1)
  there shall have been threatened, instituted or become pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or (b) in ANI's reasonable judgment, could materially and adversely affect the income, operations or profitability of ANI and its subsidiaries, taken as a whole, materially impair the continued manufacturing of vitamins and supplements by ANI and its subsidiaries or materially impair ANI's ability to purchase up to 1,058,823 shares in the tender offer;

  (2)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or ANI or any of its subsidiaries, by any court or any authority, agency or tribunal that, in ANI's reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of ANI, or render ANI unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect the income, operations or profitability of ANI and its subsidiaries, taken as a whole, or materially impair the continued manufacturing of vitamins and supplements by ANI and its subsidiaries;

  (3)
  there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) modified or new regulations on the production of vitamins and supplements that could, in ANI's reasonable judgment, materially and adversely affect the income, operations or profitability of ANI and its subsidiaries, taken as a whole, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally that, in ANI's reasonable judgment, might impair the continued manufacturing of vitamins and supplements by ANI and it subsidiaries, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of ANI, materially and adversely affect the income, operations or profitability of ANI and its subsidiaries, taken as a whole, or materially impair the continued manufacturing of vitamins and supplements by ANI and its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on July 26 2005;

  (7)
  any change or changes have occurred or are threatened in ANI or ANI's subsidiaries' business, condition (financial or otherwise), assets, income, operations, or stock ownership that, in the reasonable judgment of ANI, materially impairs ANI's ability to purchase up to 1,058,823 shares in the tender offer;

        3.     The section of the Offer to Purchase captioned "Conditions of the Tender Offer" is hereby further amended by deleting the last paragraph of this section and replacing it with the following:

        The tender offer is not conditioned upon the receipt of financing. ANI will use its senior secured credit facility to purchase shares tendered in the tender offer. See Section 9.

        4.     The section in the Offer to Purchase captioned "Source and Amount of Funds" is hereby amended by adding the following to the end of the third paragraph of this section:

        The tender offer is not conditioned upon the receipt of financing.

        5.     The section in the Offer to Purchase captioned "Source and Amount of Funds" is hereby further amended by deleting the fourth paragraph of this section in its entirety.

The date of this Supplement is August 5, 2005

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SUPPLEMENT TO OFFER TO PURCHASE FOR CASH UP TO 1,058,823 SHARES OF ITS COMMON STOCK AT $4.25 PER SHARE BY ADVANCED NUTRACEUTICALS, INC.